UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2006

TELZUIT MEDICAL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Commission file number 001-15034

Florida	01-0656115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification no.)

5422 Carrier Drive, Suite 306 Orlando, Florida	32819
(Address of principal executive offices)	(Zip code)

(407) 354-1222

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See disclosure at Item 5.02 below.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 17, 2006, the Telzuit Medical Technologies, Inc. (the “Company”) filed it 8-K disclosing that Warren D. Stowell, the Company’s President and Chief Executive Officer, had been appointed as Chief Financial Officer. At the time of the filing of our 8-K on May 17, 2006, Mr. Stowell’s employment agreement was still being negotiated. The Company and Mr. Stowell have since finalized his employment agreement. We are filing this 8-K/A, amending our 8-K filed on May 17, 2006, to include information called for by Item 5.02(c)(3) of Form 8-K, but not available at the time of original filing.

On June 16, 2006, the Company and Mr. Stowell entered into an Employment Agreement effective as of May 8, 2006. The Employment Agreement provides for a term of 36 months, unless earlier terminated for cause (as defined therein), death or disability. The Employment Agreement provides for an initial base annual salary of $159,000, and allows for annual increases as determined by the board of directors of the Company. Mr. Stowell is also eligible to receive stock options for the purchase of 2,000,000 shares of common stock at an exercise price of $.50 per share (the “Stock Option Shares”). Twenty-five percent of the Stock Option Shares vested on the effective date of the Employment Agreement, and on each anniversary of the effective date of the Employment Agreement an additional twenty-five percent of the Stock Option Shares will vest. The stock options expire ten years from the date of the Employment Agreement.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Form of Employment Agreement by and between Telzuit Medical Technologies, Inc. and Warren Stowell

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telzuit Medical Technologies, Inc.
(Registrant)

Date: June 21, 2006	By:	/s/ Warren Stowell
Warren D. Stowell Chief Executive Officer and Chief Financial Officer